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FOR IMMEDIATE RELEASE CONTACT: CHUCK SHREVE (972) 720-1800

SIX NEW CONTRACTS AND CONTINUED CROSS-SELLING WITHIN CURRENT OIL AND GAS CLIENT BASE INDICATE POSITIVE GROWTH TREND FOR AVATAR SYSTEMS

Dallas, Texas
August 15, 2003

Avatar (NASD OTCBB:AVSY), the petroleum industry's leading provider of integrated software solutions, won the business of six new oil and gas companies during the first two quarters of 2003. In addition, Avatar obtained new business from current clients by upgrading their software systems with Avatar's recently released modules.

"Avatar has shown a real strength, realizing six significant new contracts, in spite of a sluggish economy and the fact that the first and second quarters are slow in the accounting software world," says Chuck Shreve, President of Avatar Systems. Among that new business is a contract with a Romanian company, AMROMCO Energy, LLC. "Avatar's relationship with AMROMCO represents an important step toward meeting our goal of penetrating a lucrative international market," Shreve notes.

On the domestic front, Avatar is generating business by cross-selling new modules within its client base. "We continually seek to meet changing customer needs with technological innovations," says Shreve. "Our advanced modules are providing clients considerable reductions in operating costs."

In the first two quarters of 2003, Avatar clients have purchased four Check Solution modules, three CDEX modules and one Sales Billing module. The Check Solution prints complete account information, including MICR encoded numbers, on blank check stock. This saves oil and gas companies significant dollars, allowing them to purchase blank check stock, rather than pre-printed checks for numerous accounts. "Most of our competition uses third party vendors for this solution," comments Shreve. "Avatar, on the other hand, develops modules that integrate into our software solutions."

The CDEX module saves time and money for Avatar customers by downloading electronic revenue information as opposed to requiring that the information be keyed in manually. The Sales Billing module is a non-oil and gas specific sales component that can be used for any resale/billing operation. The integrated solution eliminates the need for and cost associated with a second, generic accounting system.

Shreve has many reasons to be optimistic about sales for the remainder of the year. "There is a great deal of prospective new business currently in the software sales pipeline," he says. Long-term, the international market holds promising business opportunities. According to Shreve, "Continued development of integrated modules, along with the technologically advanced nature of Avatar's native 32 bit Windows products, make Avatar an attractive and superior option for oil and gas companies."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware TM products, approximately 40 customers utilizing the Company's Avatar400TM IBM AS400 product and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000TM, which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"TM product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

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The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

CONTACT: Avatar Systems, Inc.
Chuck Shreve, 972/720-1800
cshreve@avatarsystems.net